UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 17, 2018 (January 12, 2018)

Bandwidth Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38285	56-2242657
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Main Campus Drive Raleigh, NC	27606
(Address of principal executive offices)	(Zip Code)

(800) 808-5150

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 12, 2018, Bandwidth Inc. (“Bandwidth”) entered into a seven-year office building lease (the “Lease”) with Keystone-Centennial II, LLC for approximately 40,000 square feet of additional office space on the Centennial Campus of North Carolina State University in Raleigh, North Carolina.

The Lease is effective as of January 12, 2018, although the seven-year term is not estimated to commence until September 1, 2018. Bandwidth initially will be obligated to pay approximately $1.2 million in annual base rent. The annual base rent increases by approximately 3.0% in each subsequent year during the seven-year term. In addition to the annual base rent, Bandwidth will be obligated to pay its pro rata share of certain real property taxes, utilities, insurance premiums, operating expenses and common area maintenance expenses.

Pursuant to the Lease, at least 365 days prior to the expiration of the initial seven-year term, Bandwidth has the option to extend the Lease for an additional five-year term, with certain increases in the annual base rent.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Lease. Bandwidth intends to file a copy of the Lease with its Annual Report on Form 10-K for the year ended December 31, 2017.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure included in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANDWIDTH INC.

Date: January 17, 2018	By:	/s/ Jeffrey A. Hoffman
	Name:	Jeffrey A. Hoffman
	Title:	Chief Financial Officer